Exhibit 10.15

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§200.80(b)(4)

and 203.406

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of June 4, 2010, by and between Gevo, Inc., a Delaware corporation (the “Company”), and Mark Smith (the “Executive”). This Agreement will become effective immediately on the date after completion by the Company of an initial public offering (such date, the “Commencement Date”); provided that if (a) the Company does not complete an initial public offering by June 4, 2011 or (b) the Executive does not remain continuously employed by the Company from the date hereof through date the Company completes an initial public offering, this Agreement shall be void ab initio (e.g., it shall never take effect).

RECITALS

WHEREAS, the Executive is employed by the Company as its Chief Financial Officer, pursuant to that certain Offer Letter, dated October 2, 2008 (the “Prior Employment Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive desire to terminate and supersede the Prior Employment Agreement as of the Commencement Date pursuant to the terms hereof to assure the Company of the Executive’s continued employment in an executive capacity and to compensate him therefor;

WHEREAS, the Board considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage his continued attention and dedication to his assigned duties and the Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

WHEREAS, the Company and the Executive both acknowledge that there is no assurance that the Company will complete an initial public offering prior to June 4, 2011 or at all at any time and that if it does not, the Commencement Date will not occur and this Agreement will not take effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1 Term of Employment. The “Term” of employment shall mean the period commencing on the Commencement Date and ending on the date the Executive’s employment terminates pursuant to Article 6.

ARTICLE 2

POSITION AND DUTIES; BOARD APPOINTMENT

2.1 Position and Duties. The Company shall employ the Executive as its Chief Financial Officer. The Executive shall (a) perform the duties of Chief Financial Officer as set forth in the Company’s Bylaws, and such other duties as may be modified from time to time by the Board provided that such duties are consistent with the Executive’s present duties and with the Executive’s position (any modification of Executive’s duties that are required by virtue of the Company becoming publicly traded shall be deemed to be consistent with Executive’s present duties and position); (b) be a full time employee devoting his attention and energies to the business of the Company; (c) use his best efforts to promote the interests of the Company; (d) perform such functions and services as shall lawfully be directed by the Board; (e) act in accordance with the policies and directives of the Company; and (f) report directly to the Chief Executive Officer and the Board.

2.2 Restrictions. Except as provided in Section 8.2, the Executive covenants and agrees that, while actually employed by the Company, he shall not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, whether for compensation or otherwise, without the prior consent of the Chief Executive Officer. However, the Executive may, without the prior consent of the Chief Executive Officer, (a) participate in charitable, community or professional activities, provided that such activities do not materially interfere with the services required under this Agreement, and (b) make passive personal investments or conduct personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required under this Agreement.

ARTICLE 3

COMPENSATION

3.1 Base Salary. As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive an annual base salary (the “Base Salary”) of Three Hundred Twenty Five Thousand Dollars (U.S. $325,000.00) (or such higher amount as the Company is paying the Executive as of the Commencement Date) during the Term of this Agreement, which amount shall be reviewed by the Board (or designated committee thereof) at least annually and may be increased (but not reduced) by the Board (or designated committee thereof) in such amounts as the Board (or designated committee thereof) deems appropriate. The Base Salary shall be paid in accordance with the normal payroll practices of the Company.

3.2 Bonus. The Executive shall be eligible to receive an annual bonus of up to 40% of his Base Salary based on the Company’s and the Executive’s attaining certain business goals established by the Board (or designated committee thereof) (the “Bonus”). Provided that the Commencement Date occurs during the first half of a calendar year, the annual goals for the calendar year in which the Commencement Date occurs shall be determined and communicated in writing to the Executive no later than ninety (90) days after the Commencement Date. The annual goals for each subsequent year during the Term shall be determined and communicated in writing to the Executive no later than ninety (90) days after the first day of the year. In addition, the Executive may be entitled to receive such additional bonus amounts as the Board (or designated committee thereof) shall determine in its discretion. In determining such additional amounts, if any, the Board (or designated committee thereof) shall consider among other things the Executive’s contribution to the accomplishment of the Company’s long-range business goals, the success of various corporate strategies in which the Executive participated, and the Executive’s unique services in connection with the maintenance of or increase in stockholder value in the Company. Any bonus shall be paid as promptly as practicable following the end of the fiscal year, but not later than the March 15th immediately following the end of such fiscal year.

3.3 Stock Options and Related Incentive Plans. During each calendar year of the Term, the Company shall grant the Executive an award consisting of restricted stock and/or stock options (both with reference to Company common stock) with an aggregate fair market value on the date of grant equal to $200,000 (as reasonably determined by the Company) and such award shall be granted under the Company’s equity incentive plan existing at the time of any such grant. The Company may grant the Executive additional stock awards for shares of the Company’s common stock in such amounts and terms (including performance-based terms) as the Board (or designated committee therefore) deems appropriate, with the aggregate value of such grants expected not to exceed $395,000 for the first year. In addition to the foregoing, the Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans. Any grants made to the Executive pursuant to such plans shall provide for an expiration date consistent with the provisions of such plans; provided, however, that in no event shall any option remain exercisable beyond its stated expiration date.

3.4 Withholding. The Company shall have the right to deduct or withhold from any payments made pursuant to this Agreement any and all amounts it is required to deduct or withhold and any and all amounts the Executive agrees it may deduct or withhold (e.g., for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term).

ARTICLE 4

EMPLOYEE BENEFITS; BUSINESS EXPENSES

4.1 Employee Benefits.

(a) Benefits. The Company agrees that the Executive shall be entitled to all ordinary and customary perquisites afforded generally to executive officers of the Company from time to time (except to the extent employee contributions may be required under the Company’s benefit plans as they may now or hereafter exist), but in any event shall include any qualified or nonqualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board, in its sole discretion.

(b) Vacation. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for its senior executive officers (prorated in any calendar year during which the Executive is employed by the Company for less than the entire calendar year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

4.2 Business Expenses.

(a) Expenses. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the foregoing, the Company shall not pay or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Board, in its sole discretion.

(b) Travel Costs. Subject to the provisions of Section 4.2, the Company shall reimburse the Executive for expenses incurred with business-related travel. The Executive shall be reimbursed for first class travel expenses for business-related flights.

(c) Records. As a condition to reimbursement under Section 4.2, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

(d) Time Requirements. Executive understands that no reimbursements will be provided under this Section 4.2, unless Executive submits a request for reimbursement in accordance with this Section 4.2 within 6 months after incurring the expense and that any reimbursable expense will be reimbursed not later than six months after submission.

ARTICLE 5

CHANGE OF CONTROL

5.1 Payments Upon Change of Control.

(a) Change of Control Payment. Notwithstanding Article 1, in the event of a Change of Control (as defined in Section 5.3) of the Company during the Term while the Executive remains employed by the Company, the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount, in cash, equal to two (2) times the sum of (A) the Executive’s annual Base Salary (determined as the Executive’s latest annual Base Salary during the Term prior to the Change of Control) and (B) the Bonus (determined as one hundred percent (100%) of the Executive’s eligible bonus during the Term prior to the Change of Control) (the “Change of Control Payment”). The date on which the Executive becomes entitled to receive the Change of Control Payment under this Section 5.1(a) shall be referred to herein as the “Change of Control Payment Date.”

(b) Effect of Termination of Employment.

(i) If the Executive’s employment with the Company is terminated pursuant to Section 6.2 prior to the Change of Control Payment Date, then notwithstanding anything in Section 5.1(a), the Executive shall be entitled to receive all amounts due pursuant to Section 6.2 and he shall not be entitled to receive any payments under Section 5.1(a).

(ii) If the Executive’s employment with the Company is terminated pursuant to Section 6.2 on the Change of Control Payment Date or within ninety (90) days thereafter, then notwithstanding anything set forth in Section 6.2, the Company shall not be required to make any payments to the Executive pursuant to Section 6.2 and the Executive shall be entitled to receive the amounts due pursuant to Section 5.1(a). For the avoidance of doubt, the Executive shall only be entitled to one Change of Control Payment under Section 5.1. In addition, the Company shall provide the Executive (and his family members) with 6 months of paid COBRA coverage for any Company sponsored group health plan (excluding any flexible spending account) in which the Executive is enrolled at the time of Executive’s termination of employment (provided, however, that if doing so would result in adverse tax consequences (e.g., under Internal Revenue Code Section 105(h)), the Company shall instead pay executive an amount equal to one month of COBRA continuation premiums with respect to each such group health plan on the first day of each of the first 6 months following Executive’s termination of employment).

5.2 Acceleration of Equity Awards Upon Change of Control. If the Executive becomes entitled to the Change of Control Payment, then on the Change of Control Payment Date, the Company shall vest all of the Executive’s unvested stock options and other equity awards (if any) outstanding on the Change of Control Payment Date, regardless of when such options or equity awards were granted.

5.3 Definition of Change of Control. For purposes of this Agreement “Change of Control” means the occurrence of any of the following:

(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, but not including any underwritten public offering registered under the Securities Act of 1933 (“Public Offering”) or any offering of securities under Rule 144A promulgated under the Securities Act of 1933 (“Rule 144A Offering”)) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any individual, corporation, limited liability company, partnership, or other entity (each, a “Person”) or group of Persons acting together (each a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan);

(b) the consummation of any transactions (including any stock or asset purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any Public Offering or Rule 144A Offering) the result of which is that any Person or Group (other than any of the Company’s wholly-owned Subsidiaries, any underwriter temporarily holding securities pursuant to a Public Offering or any Company employee pension or benefits plan), becomes the beneficial owners of more than forty percent (40%) of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 Termination by the Company for Cause.

(a) The Company may, during the Term, upon written notice to the Executive, terminate the Executive’s employment under this Agreement and discharge the Executive for Cause (as defined in Section 6.1(b)) and, in such event, except as set forth in Section 6.1, neither party shall have any rights or obligations under Article 1, Article 2, Section 3.1, Section 3.2, or Article 4; provided, however, that the Company shall pay the Executive any amount due and owing as of the Termination Date pursuant to Section 3.1 and Section 3.2 (excluding a Bonus for the year in which the termination occurs) and Article 4.

(b) As used herein, the term “Cause” shall refer to the termination of the Executive’s employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Executive for any felony; (ii) any willful misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the dishonesty of the Executive which has a materially injurious effect on the business or reputation of the Company; or (iv) a material failure to consistently discharge his duties under this Agreement other than such failure resulting from his Disability (as defined in Section 6.3(b)). For purposes of Section 6.1, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions under clause (iv) above within thirty (30) days of the Executive’s receipt of a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of acts or omissions constituting “Cause” and specifying the particulars thereof in detail.

6.2 Termination by the Company Without Cause or by the Executive for Good Reason.

(a) The Board acting for the Company shall have the right, at any time in its sole discretion, to terminate the Executive’s employment under this Agreement at any time for any reason other than Cause, or no reason at all (any such termination, a termination “Without Cause”), upon not less than thirty (30) days prior written notice to the Executive, and the Executive may, by written notice to the Board, terminate his employment under this Agreement (and he hereby has such right) by reason of any act, decision or omission by the Company or the Board that: (i) materially diminishes the Executive’s Base Salary; (ii) materially diminishes the Executive’s authority, duties, or responsibilities (other than such changes that typically occur in connection with a company becoming a publicly-traded company); (iii) relocates the Executive without his consent from the Company’s offices located at 345 Inverness Drive South, Building

C, Suite 310, Englewood, Colorado to any other location in excess of fifty (50) miles beyond the geographic limits of Englewood, Colorado that increases the Executive’s one-way commute to work by at least 50 miles based on the Executive’s primary residence immediately prior to the time such relocation is announced; or (iv) constitutes a material breach of this Agreement (each a “Good Reason”). The Executive must give the Company written notice of the condition that gives rise to the Good Reason within ninety (90) days of the occurrence of the condition, in which event the Company shall have thirty (30) days to remedy the condition, and after which the Executive may resign for Good Reason within ninety (90) days after the Company fails to reasonably remedy the condition.

(b) In the event the Company or the Executive shall exercise the termination right granted pursuant to Section 6.2(a), then except as set forth below, neither party shall have any rights or obligations under Article 1, Article 2, Section 3.1, Section 3.2, or Article 4; provided, however, that the Company shall pay to the Executive (i) an amount equal to twelve (12) months of the Executive’s Base Salary (determined as the Executive’s last annual Base Salary during the Term prior to such termination) plus one time the Bonus (determined as one hundred percent (100%) of the Executive’s eligible bonus during the Term prior to such termination), and (ii) any amount due and owing as of the Termination Date pursuant to Section 3.1, Section 3.2 (including a Bonus for the year in which the termination occurs prorated to the date of termination based on the Executive’s average bonus received for the immediately preceding three years) and Article 4. Such amounts shall be paid in a single lump sum 75 days after Executive terminates employment, provided, however, that the payments pursuant to clause (i) above are contingent on the Executive having executed a release in favor of the Company within 60 days following Executive’s termination of employment and not thereafter revoking such release. In addition, the Company shall provide the Executive (and his family members) with 6 months of paid COBRA coverage for any Company sponsored group health plan (excluding any flexible spending account) in which the Executive is enrolled at the time of Executive’s termination of employment (provided, however, that if doing so would result in adverse tax consequences (e.g., under Internal Revenue Code Section 105(h)), the Company shall instead pay executive an amount equal to one month of COBRA continuation premiums with respect to each such group health plan on the first day of each of the first 6 months following Executive’s termination of employment).

6.3 Termination of Employment Upon Death Or Disability.

(a) Death. The Executive’s employment hereunder shall terminate automatically upon his death during the Term. Upon such termination, the Company neither party shall have any rights or obligations under Article 1, Article 2, Section 3.1, Section 3.2, or Article 4; provided, however, that the Company shall pay the Executive’s estate any amount due and owing as of the Termination Date pursuant to Section 3.1 and Section 3.2 (excluding a Bonus for the year in which the termination occurs) and Article 4 and the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, a lump sum amount, in cash, equal to the Executive’s Base Salary at the rate in effect on the date of the Executive’s death. This amount shall be exclusive of and in addition to any payments the Executive’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company. Any equity awards held by the

Executive shall be governed by the terms and conditions of the relevant plan and grant documents.

(b) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Term, subject to applicable laws, it may give written notice to the Executive of its intention to terminate his employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. During any period that the Executive fails to perform his duties hereunder as a result of the Disability, the Executive shall continue to receive his full Base Salary and incentive compensation until the Executive’s employment is terminated pursuant to this Section 6.3(b). Upon any such termination neither party shall have any rights or obligations under Article 1, Article 2, Section 3.1, Section 3.2, or Article 4; provided, however, that the Company shall pay the Executive any amount due and owing as of the Termination Date pursuant to Section 3.1 and Section 3.2 (excluding a Bonus for the year in which the termination occurs) and Article 4 and, after termination an amount equal to 12 months of the Executive’s Base Salary (determined as the Executive’s last annual Base Salary during the Term prior to such termination). Such 12 months of Base Salary shall be paid in a single lump sum 75 days after Executive terminates employment, provided, however, that this payment is contingent on the Executive having executed a release in favor of the Company within 60 days following Executive’s termination of employment and not thereafter revoking such release. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of 120 consecutive calendar days, or for a period of 180 calendar days, whether or not consecutive, during any 365 day period. Any equity awards held by the Executive shall be governed by the terms and conditions of the relevant plan and grant documents.

6.4 Termination by the Executive Without Good Reason. Anything in this Agreement to the contrary notwithstanding, during the Term the Executive shall have the right, in his sole discretion, to terminate his employment under this Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company and, in such event, neither party shall have any rights or obligations under Article 1, Article 2, Section 3.1, Section 3.2, or Article 4; provided, however, that the Company shall pay the Executive any amount due and owing as of the Termination Date pursuant to Section 3.1 and Section 3.2 (excluding a Bonus for the year in which the termination occurs) and Article 4. Any equity awards held by the Executive shall be governed by the terms and conditions of the relevant plan and grant documents.

6.5 Acceleration of Equity Awards. If the Company shall terminate the Executive’s employment other than pursuant to Sections 6.1 or if the Executive shall terminate his employment for Good Reason pursuant to Section 6.2, then, in addition to any payment the Executive is entitled to under Article 6, the Company shall vest, effective as of immediately prior to the applicable Termination Date, all of the Executive’s unvested stock options and other equity awards (if any) outstanding as of immediately prior to the applicable Termination Date, regardless of when such options of equity awards were granted.

6.6 Date of Termination. For purposes of this Agreement “Termination Date” shall mean the date the Executive’s employment terminates.

ARTICLE 7

COOPERATION

7.1 Certain Events. In the event that Executive receives payment pursuant to this Agreement and the Company (or its successor) is later required to restate its financial statements due in whole or in part to the fraud or misconduct of Executive, then Executive shall promptly repay to the Company (or its successor) any such amounts Executive received that were based in whole or part on the financial statements that were required to be restated and Executive shall not be entitled to any further payments that are based in whole or part on the financial statements that were required to be restated. In addition, Executive’s bonuses and other incentive-based compensation and profits on stock sales shall be subject to potential disgorgement pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1 Confidential Information. The Executive has entered into and agrees to be bound by the terms and conditions of the Company’s Employee Proprietary Information and Inventions Agreement, dated November 5, 2008 (the “Confidentiality Agreement”). The Executive agrees to execute such other documents (including, but not limited to, new versions of the Confidentiality Agreement) as may be necessary in order to protect the Company’s confidential and proprietary information. Expiration of this Agreement shall not have any effect on the Confidentiality Agreement, which shall at all times remain separately and independently enforceable, subject to the terms of this Article 8.

8.2 Covenant Not to Solicit. During the Term and through the one (1) year anniversary of the Termination Date, the Executive will not, directly or indirectly, without the express written consent of the Board, solicit (a) clients, customers or accounts of the Company for, on behalf of or otherwise related to any Competitive Business; (b) or hire any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with or service to the Executive, an affiliate of the Executive or any third party; or (c) or hire any person who was within six (6) months of such solicitation in the employ or service of the Company to become employed by or provide services to the Executive, an affiliate of the Executive or any third party.

8.3 Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in Sections 8.1 and 8.2, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 8 shall survive the termination of the Executive’s employment under this Agreement. The covenants and obligations of the Executive set forth in this Article 8 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company, whether expressed or implied in fact or law. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by the Executive in any matter or dispute between the Executive and the Company which pertains to this Article 8 if the Executive prevails in the contest in whole or in part.

ARTICLE 9

GENERAL PROVISIONS

9.1 Final Agreement. This Agreement is intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company and, effective as of the Commencement Date, supersedes all prior or contemporaneous understandings, employment agreements, representations and statements, both oral or written, relating to the subject matter hereof, including the Prior Employment Agreement. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

9.2 No Waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.3 Rights Cumulative. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.4 Notice. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or national overnight delivery service and shall be deemed given (i) if personally served or by national overnight delivery service, when delivered to the person to whom such notice is addressed, (ii) if given by fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by fax or cable shall be confirmed in writing, by overnight mail or national overnight delivery service within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:

Gevo, Inc.

345 Inverness Drive South

Bldg. C, Suite 310

Englewood, Colorado 80112

Attn: General Counsel

If to the Executive:

Mark Smith

[…***…]

9.5 Assignments. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, neither of the parties hereto may make any assignment of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement shall be assigned to any corporation or entity which shall succeed to the business presently being operated by Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

9.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

9.8 Severability. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

9.9 Construction. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

9.10 Arbitration. Except as otherwise provided in Section 8.4 hereof, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Denver, Colorado, in accordance with the employment arbitration rules then in effect of the American Arbitration Association including the right to discovery, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own

*Confidential Treatment Requested

expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim brought by either the Executive or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Executive prevails in the contest in whole or in part.

9.11 Code Section 409A Compliance. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of the Executive’s separation from service, then any payments or benefits that otherwise would be payable under this Agreement within the first six months following the Executive’s separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within fourteen (14) days after the end of the sixth month period following the Executive’s separation from service, or Executive’s death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the 409A Suspension Period, the Executive will receive any remaining payments and benefits due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand). To the extent that severance payments or benefits under this Agreement are conditioned on the execution of a release by Executive, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered to the Company within the time required by this Agreement. Whenever a payment under this Agreement specified a payment period with respect to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company will cooperate with the Executive in making any amendments to this Agreement that the Executive reasonably requests to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide the Executive with additional benefits (other than de minimus benefits) under this Agreement.

9.12 Survival. The covenants contained in Articles 5, 6, 9.1 – 9.5 and 9.10 – 9.13 shall survive any termination of the Executive’s employment with the Company and any expiration or termination of this Agreement.

9.13 No Mitigation or Offset. The Executive shall not have any duty to seek other employment or to reduce any amounts or benefits payable to him under Section 1.1 or Article 6, and no such amounts or benefits shall be reduced, on account of any compensation received by the Executive from any other employment or source. The Company shall not have the right to offset any amount owed to it against payments due to the Executive under Section 1.1, Article 5 or Article 6 (other than as expressly provided therein).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GEVO, INC.

By:	/s/ Pat Gruber
Name:	Pat Gruber
Title:	Chief Executive Officer

EXECUTIVE

/s/ Mark Smith
Mark Smith